UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2010
Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 734-6799
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Appointment of Principal Officers.
On June 11, 2010, Chesapeake Utilities Corporation (“Chesapeake” or the “Company”) announced the appointment of Jeff Householder as President of the Company’s wholly owned subsidiary Florida Public Utilities Company (“FPU”), effective June 14, 2010. FPU serves approximately 100,000 energy distribution customers in the state of Florida consisting of approximately 52,000 natural gas customers, 31,000 electric customers and 14,000 propane distribution customers. Mr. Householder’s responsibilities will include managing the Company’s Central Florida Gas division, which serves approximately 15,000 natural gas distribution customers in the state of Florida. As President of FPU, Mr. Householder will drive the continued integration of FPU and the Company’s Florida operations, which began after the Company’s acquisition of FPU in October of 2009, and be responsible for the strategic direction of the entire Florida business unit. A copy of the press release related to this appointment is being filed as Exhibit 99.1 to this report.
Prior to being named President of FPU, Mr. Householder operated a consulting practice that provided business development and regulatory services to utilities, propane retailers and industrial clients in Florida for approximately ten years. Over the last several years, he has worked closely with the Company on a variety of key regulatory and strategic initiatives both in Florida and on the Delmarva Peninsula. Before starting his consulting practice, Mr. Householder served in officer level positions with TECO Peoples Gas, West Florida Natural Gas and NUI City Gas. Mr. Householder also spent several years in various roles with the electric and gas utilities operated by Tallahassee Utilities.
On June 11, 2010, Chesapeake, FPU and Mr. Householder entered into an employment agreement (the “Agreement”) under substantially the same general terms and conditions as are in employment agreements between FPU and its other executive officers. The material terms and conditions of Mr. Householder’s Agreement are provided below.
The initial term of the Agreement is three years, which automatically extends upon a “change-in-control,” as specifically defined in the Agreement, of the Company for the shorter of three years from the date of such change-in-control or until Mr. Householder attains the earliest age at which his compulsory retirement is permitted under the Age Discrimination in Employment Act of 1967. The Agreement also automatically renews for successive one-year terms unless either FPU or Mr. Householder notifies the other at least 30 days, but not more than 90 days, prior to the expiration date of the then current term that the Agreement will not be renewed.
Mr. Householder will be paid $250,000 per year as base compensation. The base compensation will be reviewed annually and may be increased or decreased from time to time provided that any decreases may be permitted only on a good faith basis and with reasonable justification. After a change-in-control, Mr. Householder’s base compensation will be increased annually based upon increases in the Consumer Price Index (“CPI”) from the CPI in the preceding calendar year, but in no event can his base compensation be decreased upon or after a change-in-control.
Mr. Householder shall be entitled to participate in FPU’s bonus, incentive compensation and performance-based compensation plans; profit-sharing, savings and retirement benefit plans; insurance, medical, health and welfare plans; vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of FPU; on a basis that is commensurate with his position and no less favorable than that generally applicable or made available to other executives of FPU. Additionally, Mr. Householder shall be eligible, on an annual basis, for an incentive compensation award equal to 3,200 shares of the Company’s common stock under the Company’s Performance Incentive Plan, and for a minimum cash bonus award equal to 25% of his base compensation under the Company’s Cash Bonus Incentive Plan, in each case as granted or determined annually by the Company’s Compensation Committee. Incentive awards under the

Company’s bonus and incentive plans or any future arrangement established by the Company is subject to repayment by Mr. Householder if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. The right of recovery of payments automatically terminates upon a change-in-control except with respect to any right of recovery that has been asserted prior to such change-in-control. The first incentive compensation award will cover the period for 2011-2013. In order to provide a long-term incentive opportunity during the first two years for which there will be no incentive compensative award, a transition plan will be developed providing an additional cash bonus opportunity equivalent to an annual incentive award opportunity of up to 3,200 shares.
If FPU terminates Mr. Householder’s Agreement or elects to not renew the Agreement at the end of the initial term for any reason other than “cause” as defined in the Agreement or Mr. Householder’s death, Mr. Householder is entitled to receive, as severance compensation, payments of his then current monthly base compensation for one year after the termination date. If, after a change-in-control transaction, the Agreement is terminated without cause, which, after a change-in-control, includes a termination by Mr. Householder upon the occurrence of certain events as specified in the Agreement, Mr. Householder is entitled, in addition to the sum of all accrued but unpaid salary, bonus, vacation pay, expense reimbursements and other amounts due, to severance compensation comprised of: (i) his then current monthly base compensation, multiplied by 24, (ii) an amount equal to the present value of the additional benefits that would have been paid to Mr. Householder under FPU’s retirement plans if he had continued to be employed pursuant to the Agreement for the 24 month period after the termination date and such plans had continued without change from the date of the change-in-control, (iii) an amount equal to the aggregate of FPU’s contributions to FPU’s savings plan for Mr. Householder that were not vested at the end of the day preceding the termination date, but that would have been vested at the end of the 24 month period following the termination date if Mr. Householder had remained employed by FPU for such period, and (iv) an amount equal to the product of (a) the average of the annual aggregate benefits awarded under all bonus, incentive compensation or performance based compensation program(s) of the Company or FPU in which Mr. Householder was a participant in each of the two years preceding the calendar year in which the termination date occurred multiplied by (b) two. The severance payment is capped so that no excise tax would be levied to Mr. Householder nor would there be any loss of tax deductibility to the Company or FPU as a result of paying the severance payment.
The Agreement also contains covenants effective during the course of employment and upon the termination of the Agreement relating to confidentiality of information, non-solicitation of employees, non-solicitation of customers and other third parties, non-competition, post-termination cooperation, and non-disparagement. The non-solicitation and non-competition covenants shall remain effective for one year following termination of employment, after a change-in-control, Mr. Householder resigns for reasons related to certain acts of FPU, in which event the covenants remain effective for fifteen months thereafter.
A copy of the Agreement is being filed as Exhibit 10.1 to this report.

Item 9.01.	Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement dated June 11, 2010, by and among Chesapeake Utilities Corporation, Florida Public Utilities Company and Jeff Householder.

99.1	Press Release of Chesapeake Utilities Corporation dated June 11, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation
/s/ Beth W. Cooper
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: June 11, 2010